Exhibit 99.5
                                                                    ------------

                                 PROMISSORY NOTE

Principal Amount: US$10,000,000.00                         San Antonio, Texas
Interest Rate Per Annum:  8%                               October 17, 2006

FOR VALUE RECEIVED, THE UNDERSIGNED MEXICANS & AMERICANS TRADING TOGETHER, INC. a Delaware corporation ("Borrower"), HEREBY PROMISES TO PAY to the order of ALTOS HORNOS DE MEXICO S.A. DE C.V. (the "Lender"), the unpaid principal amount of all amounts loaned by Lender to Borrower under this Promissory Note (the "Loan") together with all accrued and outstanding interest in respect of such principal amount and all other amounts payable hereunder, in accordance with the terms of this Promissory Note.

1. Extension of Loan. On the date hereof, Lender is extending a Loan in the Principal Amount set forth above to Borrower. By its execution of this Promissory Note, Borrower acknowledges receipt of such funds.

2. Repayment of Principal. Borrower shall repay the Loan, together with all accrued and outstanding interest in respect of such principal amount and all other amounts payable hereunder upon the first to occur of: (a) ten
     (10) days from the date of Borrower's receipt of written demand by Lender for repayment made not less than six months following the date of this Promissory Note, or (b) the filing of a petition for relief with respect to Borrower under any creditors' rights, moratorium, insolvency, bankruptcy or similar statute. This Promissory Note may be prepaid, in whole or in part, at any time, at the option of the Borrower.

3. Payment of Interest. Borrower shall pay interest on the unpaid principal amount outstanding hereunder from the date of this Promissory Note until such principal amount is paid in full at an interest rate equal at all times to the interest rate per annum set forth above. Interest on the outstanding principal amount shall be payable quarterly in arrears, or at the option of the Lender may be accrued and compounded quarterly and paid in connection with the payment (or prepayment) of principal hereunder.

4. No Right of Set-Off. Borrower shall not have, and hereby expressly waives, the right to withhold and set-off against any amount due hereunder any amounts due Borrower from one or more Lender.

5. Payment Mechanics. Principal, interest and other amounts due hereunder are payable in lawful money of the United States of America in same day or immediately available funds to the account of Lender as specified in writing, or at such other place or places as the Lender may, from time to time, designate in writing. All computations of interest under this Note shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a business day, such payment shall be due instead on the next succeeding business day, and such extension of time shall in such case be included in the


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     computation of such payment of interest and not in the computation of the succeeding payment of interest.

6. Expenses. Borrower shall pay on demand all reasonable costs and expenses incurred by or on behalf of Lender in connection with Lender's negotiation, execution, preparation and delivery of this Promissory Note, Lender's extension of the Loan, and Lender's exercise of any or all of its rights and remedies under this Promissory Note, including, without limitation, in each case reasonable attorneys' fees.

7. Assignment. Lender shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Borrower. Upon delivery of written notice to Borrower of any such assignment, any such assignee shall, except as otherwise specified in the relevant assignment document, succeed to all of the rights of Lender hereunder. Borrower may not assign its obligations hereunder without the prior written consent of Lender. All the covenants, stipulations, promises and agreements made by or contained in this Convertible Promissory Note on behalf of the Borrower shall bind its successors, whether so expressed or not.

8. Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9. No Implied Waiver. No failure on the part of Lender to exercise, and no delay in exercising, any right under this Promissory Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

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     IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first set forth above.

                                             MEXICANS & AMERICANS TRADING
                                             TOGETHER, INC.



                                             By: /s/ Andres Gonzalez Saravia
                                                 -------------------------------
                                                 Name:   Andres Gonzalez Saravia
                                                 Title:  President